Exhibit 10.55

September 7, 2007

To Our Valued Suppliers:

The housing industry has experienced a significant downturn over the past year, which is expected to continue for some time. This downturn resulted in International Wholesale Tile’s (IWT) management, and its parent company, IWT Tesoro Corporation (Tesoro), taking preemptive action in order to maintain its operations.

Tesoro’s and IWT’s Boards of Directors have decided to seek protection by filing a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  The Boards believe this reorganization is in the best interest of the Tesoro and IWT, and their employees, customers, creditors, and shareholders.  Tesoro’s CEO, Henry J. Boucher, Jr. has said, “After considering a wide range of alternatives, it became clear that this course of action was a necessary and responsible step to preserve Tesoro and IWT’s viability and longevity as we address our financial challenges and work to secure our future.”

As part of the reorganization, Tesoro’s and IWT’s primary lender, Bank of America, has agreed to continue to provide financing to Tesoro and IWT.  The financing will include post-petition funds to acquire inventory, pay operating expenses and the costs of the Chapter 11 activities.   We want to stress; Tesoro and IWT are NOT ceasing operations and expect to continue business as usual.

During the reorganization process, Tesoro will be assisted in part by KMA Capital Partners.  Tesoro, IWT and KMA Capital expect to co-sponsor a reorganization and refinancing plan so that we will continue to operate assuming the Court certifies the plan.  KMA Capital is an experienced merchant banking company with the same objectives of Tesoro’s management – to focus on restructuring IWT as a renewed leader in the industry, which you have come to expect from IWT.  KMA Capital will be aiding us in the financial restructuring of the Company.  During the interim period, KMA will also assist the company in its effort to increase the flow of product.  Additionally, Tesoro and IWT are exploring other plans, as alternative possibilities.

By order of the Bankruptcy Court, we are not permitted to pay past due amounts at this time.  However, KMA Capital thru the Bankruptcy Court will be contacting you with a proposed plan for resolving past amounts owed.

Going forward, we anticipate continuing our relationship on product orders.  As stated above, Bank of America has agreed in principal to provide post-petition financing for the acquisition of inventory.  New orders will have to be coordinated with your IWT representative under new payment terms.  Collectively, we have spent considerable time and effort developing and marketing your products, and would like to continue to supply them to IWT customers.

We will be contacting you in the near future to discuss our future business relationship.

This decision was extremely difficult, but a necessary and responsible one that we firmly believe will provide you and IWT with the time and opportunity to strengthen our performance and achieve a new vibrant relationship.

We appreciate your support as we work our way through this reorganization process.

Sincerely,

Paul Boucher

International Wholesale Tile, Inc.

3500 SW 42nd Avenue

Palm City, FL 34990

772-223-5151

772-223-9744

www.internationalwholesaletile.com

www.tesorothecollection.com

www.iwttesoro.com